Exhibit 8.1

The following table lists the Company’s significant subsidiaries as at March 28, 2024. Unless otherwise indicated, the Company owns a 100% controlling interest in each of the following subsidiaries.

Entity Name	Jurisdiction of Formation
Kool Crystal Corporation	Marshall Islands
Kool Glacier Corporation	Marshall Islands
Kool Ice Corporation	Marshall Islands
Kool Kelvin Corporation	Marshall Islands
Golar Hull M2021 Corporation	Marshall Islands
Kool Blizzard Corporation	Marshall Islands
Kool Husky Corporation	Marshall Islands
Kool Frost Corporation	Marshall Islands
The Cool Pool Limited	Marshall Islands
Cool Company Management d.o.o.	Croatia
Cool Company Management AS	Norway
Cool Company Management Ltd	United Kingdom
Cool Company Management Malaysia Sdn Bhd	Malaysia
Pernli Marine Limited	Liberia
Persect Marine Limited	Liberia
Felox Marine Limited	Liberia
Respent Marine Limited	Liberia
Kool Panther Corporation	Liberia
Kool Tiger Corporation	Liberia

The above table excludes mention of the lessor variable interest entity (“lessor VIE”) that we have leased a vessel from under a finance lease. The lessor VIE is wholly-owned, newly formed special purpose vehicle (“SPV”) of a financial institution. While we do not hold any equity investment in this SPV, we have concluded that we are the primary beneficiary of the lessor VIE and accordingly have consolidated this entity into our financial results.